December 24, 2003

Mr. Donald A. Young
307 Paani Place
Paia, HI 96779

               Re:  Employment Separation Agreement

Dear Don:

     Thank you for meeting with me to discuss your separation from Maui Land & Pineapple Company, Inc. ("MLP"). Based on our discussion, this letter sets forth the terms and conditions regarding your separation from MLP. Upon review and execution by you this letter will become a legally enforceable agreement between you and MLP on the terms and conditions described below. Since this Agreement will supersede and replace all other agreements between you and MLP regarding your employment or separation from employment with MLP, please first review it carefully with your attorney.

     1.   Separation of Employment

     Your separation from employment with MLP will be effective as of the close of business on December 31, 2003.You will be paid your regular salary and your unused vested and accumulated vacation pay through December 31, 2003 at the time of your separation. MLP will withhold from your final salary payment all required payroll and other currently authorized withholdings and deductions and from your final vested and accumulated vacation payment only the applicable payroll taxes. After the effective date of your separation MLP understands and agrees that you will not be providing any employment services to MLP and you understand and agree that you will not be provided or eligible for any employee compensation or employee benefits from MLP except as described in Paragraph 2 below.

     2.   Separation Benefits.

     In consideration of the Additional Separation Benefits described in Subparagraph 2b. below you will receive, in lieu of all other compensation and employee benefits, the salary and vacation payments described in Paragraph 1 above and the payments and benefits described in this Paragraph 2.

          a.   Existing Employment Benefits.

               From and after January 1, 2004 you will receive when due the following employee benefits to which you have vested under MLP's current employee benefit plans and policies, less applicable payroll taxes, in accordance with the terms and conditions of those benefit plans and any applicable Summary Plan Descriptions, which will control in the event of any conflict with this letter, as follows:

          (1) As provided in Paragraph 1 above, your unused, accumulated and prorataprorate vacation pay benefit through December 31, 2003 in the amount of $44,892.00, representing forty nine (49) days of such vacation pay benefits;

          (2)  Your Employee Stock Ownership Plan benefit;

          (3) Retiree Life Insurance in accordance with the terms of the insurance policy;

          (4) The terminated Unfunded Executive Deferred Compensation Plan benefit totaling $219,450.00 payable in equal monthly installments over a maximum of ten years. Payments to commence during the month of January, 2004 and continuing each month thereafter in accordance with MLP's normal payroll payment schedule;

          (5) The Unfunded Executive Severance Plan benefit in the amount of $357,300.00 paid in equal installments according to MLP's regular payroll schedule beginning with the first pay cycle following December 31, 2003 and ending with the close of the pay cycle immediately preceding June 30, 2005;

          (6) Medical, dental, vision and prescription drug benefits coverage from January 1, 2004 through June 30, 2005 ( the "Covered Period") under the MLP health care plan (hereafter referred to as the MLP Health Care Plan) if C.O.B.R.A. continuation coverage is elected. The premium cost of such coverage shall be paid for by MLP and you in monthly amounts with the same premium cost sharing split applied each month to active salaried employees during the Covered Period.

          b.   Additional Separation Benefits.

               In addition to the employment benefits described in Paragraph 2.a. above, and in consideration of your release, indemnification and promises described below, MLP will provide the following Additional Separation Benefits:

          (1)  Defined Benefit Plan and SERP Target Benefit
     Enhancements:

               MLP will increase the age and or service credit for your Defined Benefit Plan Single Life Annuity and your Unfunded SERP Target Benefit Single Life Annuity so that your combined single life annuity annual benefit calculated as of January 1, 2004 under your Defined Benefit Plan Single Life Annuity and your SERP Target Benefit Single Life Annuity is increased to a total amount of $71,276.00. If you select a joint and survivor benefit, the foregoing benefit amount will be adjusted in accordance with the terms of the Plans. The amount of the benefit in excess of the amount paid from the Defined Benefit Plan will be paid from MLP's general assets under the terms of the SERP Plan.


          (2)  Health Care Benefit Enhancements

               Coverage will be provided to you under MLP's Plan 2 of the Non-Bargaining Unit Medical Benefit Plan (the "Plan") commencing July 1, 2005 and continuing thereafter for so long as MLP continues to offer the Plan and you continue to timely pay your share of the premium. MLP will pay fifty percent (50%) of the premium cost and you will pay fifty percent (50%) of the premium cost

          (3) Independent Consulting Services Agreement

              An independent consulting services agreement as Senior Advisor to Kapalua Land Company, a MLP business unit, commencing January 1, 2004 and terminating April 15, 2004 in accordance with the terms and conditions of and in the form of the Agreement attached hereto as Exhibit 2Exhibit 1 and incorporated here by reference.

     3.   MLP Property.

     Any MLP documents, information and property should be returned to MLP's Vice President, Human Resources on or before December 31, 2003, or as soon thereafter as is possible, including and without limitation confidential business or customer reports, maps, files, memoranda, records, phones, software, credit cards, door and automobile and file keys, computers and computer access codes, disks and instruction manuals and vehicles.

     4.   Confidentiality, Cooperation, and Trade Secrets.

     In order to assure a cooperative and harmonious separation and recognizing the importance of your and MLP's reputations and its business operations, we are further agreeing as follows:

          a. Neither you nor MLP will make or encourage any disparaging comments about each other or MLP's owners, directors, officers, employees or business operations. You have also agreed to MLP's public statement of your separation from MLP.

          b. You and MLP also agree to keep confidential the terms and amount of this Agreement to the extent not disclosed publicly by MLP either directly or by a filing of such information with a government agency, provided that you may discuss this Agreement with your attorney(s), accountant(s), financial advisor(s) and/or immediate family once they have also agreed to keep the fact and contents of this Agreement confidential and not disclose such information to others. MLP may likewise disclose the terms and amount of this Agreement to
(i) its directors, officers, employees, attorneys, auditors and accountants once they have agreed to keep the fact and contents of this Agreement confidential and not to disclose such information to others, and (ii) to government agencies or other private entities as may be required or prudent for its business operations.

          c.   You and MLP also agree that any and all
information obtained by you or disclosed to you during your employment with MLP which is not already known to the general public, including but not limited to MLP's confidential financial and business information, strategic plans, projects, customers, programs, methods of operation, processes, practices, policies and procedures, are strictly confidential and proprietary to trade secrets of MLP and shall not be disclosed or discussed, or revealed by you to any person, entities or organizations at any time unless compelled by law.

          d. You and MLP also agree that if you are needed to assist MLP to prepare for or to testify on behalf of MLP in any litigation after the effective date of your separation, that you will do so provided that if such preparation or testimony requires you to travel by airplane or requires more than two days of your time at any one time, MLP will reimburse you for any required air travel based on an advanced purchase coach airfare and any hotel accommodations and meals while you are away from home.

          e. You understand and acknowledge that the provisions in this Paragraph 4 are a material inducement for MLP to enter into this Agreement and to provide the additional separation benefits described in Subparagraph 2.b. above. Therefore you and MLP agree that your breach of any of your agreements in this Paragraph 4 would be a material breach which will relieve MLP, but not you, of any further obligations under this Agreement and in addition to any other remedies available to MLP at law or equity shall entitle MLP to recover any of the Additional Separation Benefits (or if not available, the cost to MLP of said benefits) already provided to you.

     5.   Mutual Release, Indemnification and Promise Not To Sue.

          a. Release. As a material inducement to you and MLP to enter into this Agreement and to provide you the Additional Separation Benefits describe in Paragraph 2.b. above and to provide MLP with the promises described in Paragraph 4 above, you and MLP hereby irrevocably and unconditionally release, acquit, and forever discharge each other from any and all claims, liabilities, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, statutory or common law, known or unknown, suspected or unsuspected against each other based on any act of omission from the beginning of time through the effective date of your separation from employment with MLP including, but not limited to any constitutional, statutory or common law claims arising out of or under any (i) express or implied contract of employment; (ii) federal, state or common law prohibition of age or other forms of employment discrimination, retaliation, wrongful discharge, or public policy; (iii) your recruitment for, employment with, or separation from employment with MLP and, (iv) any employee benefit plan or law applicable to employee benefit plans(collectively called "Released Claims").

     The foregoing release shall not apply to any claim by you to any vested employee benefit described in Paragraph 2.a. above or any claim by you or MLP to enforce your or MLP's express obligations under this Agreement or for benefits under any federal or Hawaii law that cannot be waived or discharged by agreement. Moreover, except to the extent permitted by law, nothing in this Agreement shall interfere with the enforcement authority of any federal or state agency or your right to cooperate with any investigation by such an agency. You are, however, waiving your right to receive or recover any payment or employee benefit not expressly identified in Paragraph 2 above and any monetary award based on any such agency action whether or not it is initiated by you.

          b.   Indemnification.

               As a further material inducement to you and MLP to enter into this Agreement and to pay to you the Additional Separation Benefits described in Subparagraph 2.b. above and to provide MLP with the promises described in Paragraph 4 above, you and MLP hereby agree to indemnify and hold each other harmless from and against any and all losses, costs, damages, or expenses, including, without limitation, attorneys' fees incurred by you or MLP arising out of any breach of the agreement by you and MLP not to initiate or file any claim or lawsuit against each other over any Claims released in Subparagraph 5.a. above. You and MLP expressly understand and acknowledge that this Agreement may be pleaded as a defense to and may be used as the basis for an attempted injunction against any action, suit, administrative or other proceeding which may be instituted, prosecuted or attempted as a result of an alleged breach of this agreement by you or MLP.

          c.   Promise Not to Sue.

          You and MLP also agree not to file or initiate any claim or lawsuit against each other with any agency or court based on any Claims covered by the release set forth in Subparagraph 5.a. other than to enforce this Agreement or to obtain a benefit that by law cannot be waived. If either you or MLP file any administrative claim or lawsuit(s) against the other based on any Claims waived or released by this Agreement, then in addition to all other remedies provided by law or equity, the filing or initiating party agrees to pay the defending party for all costs, including reasonable attorneys fees, incurred by the party defending against the waived or released Claims. If MLP is the defending party and you ultimately prevail, MLP may credit any amounts paid under this Agreement against any recovery obtained by you.

     6.   Review and Revocation Rights

     Because this Agreement includes a waiver and release of your right to file a claim for age discrimination under the Federal Age Discrimination In Employment Act ("ADEA"), you understand and acknowledge that you have up to twenty-one (21) days to decide whether to sign this Agreement and that you should consult with an attorney. In addition, you understand that within seven (7) days after signing this Agreement, you may revoke in writing your waiver and release of any claim under the ADEA, but not any other Released Claims you have waived or released by either delivering a written notice of revocation to Ms. J. Susan Corley, Vice President, Human Resources at 120 Kane Street, KahaluiKahului Hawaii 96733, or by mailing the notice to such individual at P.O. Box 187, KahaluiKahului, Hawaii 96733 on or before the end of the seven (7) day revocation period provided. If the written notice is given by mail it will be deemed timely if the mailing is properly addressed, is post marked no later than the seventh day of the revocation period and is sent by United States Mail, certified mail, return receipt requested, to Ms. J. Susan Corley at the address shown above. If the seventh day falls on a Saturday, Sunday or holiday, the next regular business day will be considered the seventh day. If you elect in a timely manner to revoke the release of any federal ADEA claim, your release will still remain in effect for all other Released Claims but the Additional Separation Benefits described in paragraph 2.b above shall be reduced by twenty-five percent (25%) of their value.

     You and MLP understand and agree that unless otherwise agreed in another writing signed by and MLP, the terms of this agreement and any payments or benefits provided for hereunder will not be effective or due until the later of the separation of your employment with MLP or the expiration of the seven (7) day revocation period described above. If you execute and deliver this Agreement but then timely revoke your release of any federal age discrimination claim, this Agreement and release of all other Released Claims will remain in full force and effect as modified above.

     7.   Arbitration.

     Because of the delay, expense and publicity which results from the use of the State and Federal court systems, you and MLP agree to submit to final and binding arbitration any claims and disputes arising out of or related to the interpretation, application and/or enforcement of this Agreement or between you and MLP, including but not limited to any constitutional, statutory, or common law claims rather than to use such court system. In any such arbitration, the then existing American Arbitration Association ("AAA") rules for resolving employment disputes shall govern the arbitration, subject to the Federal Arbitration Act, if applicable, or if not applicable then the Hawaii Uniform Arbitration Act, H.R.S. Chapter 658A then in effect. To the extent such AAA rules include any provisions that would render this agreement to arbitrate unenforceable, they shall be modified to conform to the law or if they cannot be modified they shall be deemed null and void.

     8.   Voluntary Mutual Agreement

     You understand your right to discuss and have discussed all aspects of this Agreement with your attorney and represent to MLP that you have carefully read, fully understand all of the provisions of this Agreement and based on the advice of your attorney voluntarily enter into this Agreement. The parties each represent and acknowledge that they are entering into this Agreement to effect an amicable and positive separation of your employment with MLP and not as an admission that either party has violated any law or other legal obligations such as those described in Paragraph 5 above. This Agreement represents an amicable compromise and settlement of all the parties' rights, claims and benefits.

     9.   Entire Agreement

     You represent and acknowledge that in executing this Agreement you do not rely, and have not relied, upon any representation or statement by MLP or any representative of MLP not set forth in this Agreement regarding the subjects of this Agreement or your recruitment for, employment with, or separation from employment with MLP.


     This Agreement sets forth the entire agreement between you and MLP with regard to the conditions of your separation from employment with MLP and supersedes any prior agreement between you and MLP. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. You agree to keep MLP informed of your address to ensure your receipt of all communications and required government forms, such as W-4s and so forth.

     PLEASE READ CAREFULLY.  THIS EMPLOYMENT SEPARATION AGREEMENT
INCLUDES A RELEASE OF ALL CLAIMS.


                                   MAUI LAND & PINEAPPLE
                                     COMPANY, INC.

/S/ DON YOUNG
DONALD A. YOUNG                 By: /S/ DAVID COLE
                                    DAVID COLE
                                Its President and
                                    Chief Executive Officer

Date:  12/24/03
                                Date:   12/29/03